ITEM 7.  EXHIBITS

(c)(i)


Amendment #1 to Agreement and Plan of Merger among Acme Electric
Corporation, Miranda Holdings, Inc. and Miranda Acquisition Corp.


     WHEREAS, on April 26, 2000, Acme Electric Corporation ("Acme"), Miranda Acquisition Corp. ("Miranda") and Miranda Holdings, Inc. entered into that certain Agreement and Plan of Merger (the "Agreement"), pursuant to which Miranda shall merge with and into Acme; and

     WHEREAS, the parties wish to amend Section 2.01(a) of the Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. Section 2.01(a) of the Agreement is hereby amended by substituting "$8.00" for "$7.65", immediately preceding the phrase "(the "Merger Consideration")."

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     3. This Amendment #1 may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.


Entered into this 4th day of May, 2000.

Acme Electric Corporation                    Miranda Acquisition Corp.

By:     /s/ (R. T. Brady)                    By:  /s/
Title:  Director                             Name:  William L. Joyce
        Chairman--Special Committee          Title: President


                                             Miranda Holdings, Inc.

                                             By:  /s/
                                             Name:  William L. Joyce
                                             Title: President